SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 17, 1999

                        FRESHSTART VENTURE CAPITAL CORP.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



    NEW YORK                       0-26214                      13-3134761
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(STATE OR OTHER                  (COMMISSION                  (IRS EMPLOYER
 JURISDICTION OF                 FILE NUMBER)               IDENTIFICATION NO.)
 FORMATION)



                24-25 JACKSON AVENUE, LONG ISLAND CITY, NY 11101
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               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (718) 361-9595


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          (FORMER NAME OR FORMER ADDRESS, IF CHANGES SINCE LAST REPORT)


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

ITEM 5.  OTHER EVENTS.

         On August 17, 1999, FreshStart Venture Capital Corp. (the "Company") entered into a letter of intent with Medallion Financing Corp. ("Medallion"), a specialty finance company publicly trading on the Nasdaq National Market (NNM:
TAXI), relating to the proposed acquisition of the Company by Medallion.

         The letter of intent contemplates that a definitive agreement will be executed by the parties which will provide that the Company's shareholders will receive Medallion common stock having a fair market value of $4.15 to $5.00 for each share of the Company's Common Stock held by them. If the fair market value of the Medallion's common stock falls below $12.00 per share, Medallion may elect not to proceed with the proposed transaction. In addition, the letter of intent restricts the Company's ability to declare dividends in excess of $.03 per share per fiscal quarter until December 31, 1999 and includes the grant by the Company of an option to purchase up to 19.99% of the Company's stock at an exercise price of $3.875 per share if the Company accepts an offer from another party or, under certain circumstances, elects not close the proposed transaction. The closing of the proposed transaction is subject to the completion of due diligence, the approval of the Board of Directors of both companies, the approval of the shareholders of the Company, regulatory approval, the execution and delivery of a definitive merger agreement and the satisfaction of customary conditions. It is the intention of both companies to consummate the proposed transaction prior to December 31, 1999.


                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.


                                            FRESHSTART VENTURE CAPITAL CORP.



                                            By: /s/ ZINDEL ZELMANOVITCH
                                               ---------------------------------
                                               Name:   Zindel Zelmanovitch
                                               Title:  President


Dated:  August 19, 1999